Exhibit 5.1

Borden Ladner Gervais LLP 1200 Waterfront Centre 200 Burrard St, P.O. Box 48600 Vancouver BC V7X 1T2 Canada T 604-687-5744 F 604-687-1415 blg.com

February 26, 2026

Vista Gold Corp.

8310 S. Valley Highway, Suite 300

Englewood, Colorado

Dear Sirs/Mesdames

Re: Registration Statement on Form S-3 (the “Registration Statement”)

We have acted as British Columbia counsel to Vista Gold Corp., a British Columbia corporation (the “Company”), with respect to certain legal matters in connection with the registration by the Company, under the U.S. Securities Act of 1933, as amended (the “Securities Act”), of the offer and sale by the Company in the United States and Canada (the “Offering”) of up to 17,940,000 of its common shares (the “Shares”), pursuant to an Underwriting Agreement dated February 26, 2026 (the “Underwriting Agreement”) by and among the Company and CIBC World Markets Inc., BMO Nesbitt Burns Inc., H.C. Wainwright & Co., LLC, Raymond James Ltd. and Tamesis Partners LLP.

We have examined such documents and have reviewed such questions of law as we have considered necessary and appropriate for the purposes of our opinions set forth below. In rendering our opinions set forth below, we have assumed the authenticity of all documents submitted to us as originals, the genuineness of all signatures and the conformity to authentic originals of all documents submitted to us as copies or facsimile transmissions. We have also assumed the legal capacity for all purposes relevant hereto of all natural persons and, with respect to all parties to agreements or instruments relevant hereto other than the Company, that such parties had the requisite power and authority (corporate or otherwise) to execute, deliver and perform such agreements or instruments, that such agreements or instruments have been duly authorized by all requisite action (corporate or otherwise), executed and delivered by such parties and that such agreements or instruments are the legal, valid, binding and enforceable obligations of such parties. As to questions of fact material to our opinions, we have relied upon certificates of officers of the Company and of public officials. We have also assumed that the Registration Statement, and any amendments thereto (including post-effective amendments), will have become effective and such effectiveness will not have been terminated or rescinded.

We have not undertaken any independent investigation to verify the accuracy or completeness of any of the foregoing assumptions.

Based upon and subject to the foregoing, we are of the opinion that, upon issuance and payment therefor, the Shares will be upon issuance validly issued, fully paid and non-assessable.

The foregoing opinions are limited to the laws of the Province of British Columbia and the federal laws of Canada applicable therein on the date of this opinion, and we are expressing no opinion as to the effect of the laws of any other jurisdiction, domestic or foreign.

We hereby consent to the filing of this opinion with the U.S. Securities and Exchange Commission (the “SEC”) as an exhibit to the Current Report on Form 8-K to be filed by the Company in connection with the Offering. We also hereby consent to the use of our name under the heading “Legal Matters” in the Base Prospectus and Prospectus Supplement which forms part of the Registration Statement. In giving this consent, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the SEC promulgated thereunder.

This opinion is expressed as of the date hereof and unless otherwise expressly stated, and we disclaim any undertaking to advise you of any subsequent changes in the facts stated or assumed herein or of any subsequent changes in applicable laws.

Very truly yours,

/s/ Borden Ladner Gervais LLP